502 – 1978 Vine Street
Vancouver, BC, Canada, V6K 4S1
Tel: (604) 737 0203
www.buckinghamexploration.com

PRESS RELEASE

Buckingham Exploration Inc. announces binding agreement to acquire unpatented Colorado lode mining claims

VANCOUVER, BC Canada, August 28, 2007 – Buckingham Exploration Inc. (“Buckingham”, the “Company”) (OTC BB: BUKX) announced today that it has now concluded a binding option agreement to acquire several subsidiaries of Proteus Mining Limited (“Proteus”) that will hold approximately 939 unpatented lode mining claims located near Cañon City, Colorado, USA.

On August 16, 2007 the Company announced that it had entered into a non-binding letter of intent with Proteus to acquire these claims and in anticipation of reaching a binding agreement had paid $250,000 to Proteus. The binding option agreement now signed calls for the further immediate payment of $1,125,000 to Proteus, which has been paid, and a final payment of $6,300,000 and two million Buckingham shares on or before the 28th of November 2007 to exercise its option. This allows Buckingham a three month due diligence and exploration period.

The successful conclusion of this deal will make Buckingham one of the largest holders of mineral rights and Uranium exploration claims in this area of Colorado. When added to the claims already owned, staked and currently being staked the Company will hold approximately 1500 claims. Each claim covers a land surface area of 20 acres. The claims are grouped into 9 separate properties, each property consisting of a varying number of uranium claims. Most of the claims are located within close proximity (50 mile radius) of the Cotter uranium mill located in Cañon City. This mill suspended operation in 2001 and is currently in the process of refurbishment. It is said to be opening in early 2010. Virtually all of the 9 properties have been previously owned, drilled or worked on by one of the major uranium companies that operated in the area during the last uranium boom that took place in the late 70s and early 80s. These companies include: Union Carbide, Cypress Mining, Urania, Westinghouse and Cotter Corporation.

The property package being assembled focuses primarily on roll front uranium deposits hosted in Oligocene Tallahassee Creek Conglomerate, the Eocene Echo Park Formation and Wall Mountain Pass Formations. These formations represent fluvial and/or or alluvial deposits, laid down in palaeochannels. The palaeochannel sediments were deposited on older Precambrian granites. This area is in the same geological setting as the nearby Hansen ore-body.

Additionally the Company has optioned approximately 500 claims that are held in the Kenosha Pass area grouped into several separate properties. The properties cover a number of old open pit and underground workings. This group of claims is the only one that targets primary uranium mineralization, as opposed to the tertiary palaeochannels. This mineralization is hosted by the Swan Dike Formation and is high grade pitchblende associated with hydrothermal veins in intrusives.

The Company has opened a field office in Cañon City staffed by a project manager and has engaged the services of several experienced consultants in the areas of geology, geophysics, surveying and staking. Cañon City is approximately an hour’s drive southwest of Colorado Springs and is home to the Cotter Corporation uranium mill.

Says Robin Relph, President of Buckingham Exploration Inc, “We are extremely lucky to have been able to option an entire regional uranium play for the company. The area extends hundreds of square miles and may host several minable deposits. There is much work to be done and the company has embarked on an ambitious project to quickly map and survey the region to better understand the regional geology. With this in mind, the Company has applied for several drill permits as it has a drill on site. Initial drilling will be to ascertain whether surface showings continue at depth and to delineate the local geological settings and is not intended to prove up an ore body. Data mining will also be important in this instance and the company is trying to gather as much information as it can find from the major corporations that explored the area in the seventies.”

There was no material relationship between Buckingham or its affiliates and Proteus other than in respect of the non-binding agreement entered into.

About Buckingham Exploration Inc.:

Buckingham Exploration is an Exploration Stage Company whose principal business is the acquisition and exploration of mineral resources. The company focuses on the exploration of Uranium properties in North America.

Forward-looking (safe harbour) statement:

Statements in this press release that relate to future results, strategies and events are based on the Company’s current expectations. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements. These statements involve risk and uncertainties that could cause actual results to differ materially include, but are not limited to, those detailed in Buckingham’s filings with the U.S. Securities and Exchange Commission. Buckingham assumes no obligation to update the information in this press release.

For further information, please contact Mr. Robin Relph, President & CEO, at 604-737-0203.